Exhibit 99.1

For Immediate Release

Air Lease Corporation Announces Pricing of $200 Million of Convertible Senior Notes due 2018

LOS ANGELES, California, November 16, 2011 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced the pricing of its offering of $200 million aggregate principal amount of 3.875% convertible senior notes due 2018 (the “Notes”) in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being sold only to qualified institutional buyers in reliance upon Rule 144A under the Securities Act. The initial sale of the Notes is expected to close on November 21, 2011, subject to satisfaction of customary closing conditions.

The Notes will be senior unsecured obligations of the Company and will bear interest at a rate of 3.875% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2012. The Notes are convertible at the option of the holder into shares of the Company’s Class A common stock. The conversion rate will initially be 33.0836 shares of the Company’s Class A common stock (subject to customary adjustments) per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $30.23 per share of the Company’s Class A common stock, which represents a conversion premium of approximately 35% above the closing price on the New York Stock Exchange of the Company’s Class A common stock of $22.39 per share on November 15, 2011. The Notes will mature on December 1, 2018, unless earlier repurchased or converted. The Company will not have the right to redeem the Notes prior to the maturity date.

The Company intends to use the proceeds of the offering to fund the acquisition of commercial aircraft and for general corporate purposes.

The Notes, and the shares of the Company’s Class A common stock issuable upon conversion of the Notes, have not been and will not be registered under the Securities Act or applicable state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, or the shares of the Company’s Class A common stock issuable upon conversion of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

Launched in 2010, ALC is an aircraft leasing company based in Los Angeles, California, that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions.

Contacts

Air Lease Corporation

Investors:

Ryan McKenna, 310-553-0555

Director, Strategic Planning and Investor Relations

rmckenna@airleasecorp.com

Media:

Laura St. John, 310-553-0555

Media and Investor Relations Coordinator

lstjohn@airleasecorp.com